Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Results for Fiscal 2010 Fourth Quarter and Full Year
EBITDA of at least $60 Million, Operating Income of at least $50 Million,
Expected for Fertilizer Segment in FY2011
LOS ANGELES, CA (December 14, 2010) — Rentech, Inc. (NYSE AMEX: RTK) today announced its results for the fourth quarter of fiscal 2010, and for the fiscal year ended September 30, 2010, and provided guidance for fiscal year 2011.
For the fourth quarter of fiscal year 2010, Rentech reported revenue of $34.5 million, compared to $25.8 million for the comparable quarter in the prior year. The increase in revenue was attributed to greater fertilizer shipments than in the same quarter in fiscal 2009 at the nitrogen fertilizer facility owned by Rentech’s wholly-owned subsidiary, Rentech Energy Midwest Corporation (REMC). Rentech reported a net loss of $9.0 million, or $0.04 per share, for the quarter ended September 30, 2010. This compares to a net loss of $7.2 million, or $0.04 per share, for the comparable period in fiscal 2009.
For the fiscal year ended September 30, 2010, Rentech reported revenue of $130.6 million compared to $186.7 million for the prior fiscal year. The decrease reflected a reduction in sales prices for fertilizer products from the prior year’s record-high prices, partially offset by higher sales volume at REMC. The consolidated net loss of $42.2 million, or $0.20 per share, for the fiscal year ended September 30, 2010, exceeded the net loss of $.021 million for fiscal 2009, primarily due to lower profits at REMC.
Commenting on the results for fiscal year 2010, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “We are pleased that we have moved through recent lows of the fertilizer cycle with results for fiscal year 2010 that were in line with our expectations. Over the last few months, we have witnessed a dramatic improvement in fertilizer margins that raises our expectation for REMC’s EBITDA to be at least $60 million for fiscal 2011. We believe that the record-high product margins we see now are primarily driven by high demand and prices for grains, combined with continuing low prices for natural gas. The strong outlook for fertilizer is reflected in the recent incremental term loan of $52 million secured at REMC.”
Mr. Ramsbottom continued, “With our fiscal year 2011 budgeted activities fully-financed, we can continue to develop our Rialto Renewable Energy Center and other projects.”
REMC generated EBITDA of $32.1 million and operating income of $21.8 million for fiscal year 2010, which was in line with previously provided guidance. Based on current market conditions and other factors, Rentech is projecting that REMC’s operating income for fiscal year 2011 will be at least $50 million and REMC’s EBITDA for the fiscal year will be at least $60 million. More than 50% of REMC’s forecasted deliveries for the fiscal year have already been contracted for sale at fixed prices, and the natural gas required to produce that product has been hedged to fix the product margin on the pre-sold tonnage. The strength in demand and pricing for fertilizer products, along with low gas prices, are expected to continue throughout the year, supporting the substantially higher forecasted EBITDA. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of REMC’s actual and projected EBITDA to operating income for fiscal years 2010 and 2011 has been included below in this press release.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech continues to project that its budgeted activities for fiscal year 2011 are fully financed. Budgeted activities for the fiscal year include continued development activities; completion of front-end engineering and design (FEED) for the Company’s Rialto Project; continued development of the Natchez Project; operation of the Product Demonstration Unit (PDU); continued research and development of the Rentech technologies; and funding of general working capital needs.
Operating income for REMC was $21.8 million for fiscal year 2010, compared to operating income of $57.0 million last year. The decrease was primarily due to lower sales prices, which were partially offset by increased sales volume and lower natural gas prices. Current period operating income reflected expense of $4.0 million for the bi-annual plant turnaround.
Rentech’s selling, general and administrative expenses were $28.4 million for the fiscal year ended September 30, 2010, up from $24.1 million in the prior year. The increase reflected salaries and benefits related to the retention of key employees of SilvaGas Corporation, which was acquired on June 30, 2009, additional employees and consultants brought on to advance our renewable energy project development activities, an increase in non-cash compensation expense and an accrual of severance payments owed to a former officer of the Company.
Research and development (R&D) expenses for the fiscal year ended September 30, 2010 were $19.6 million, down from $21.4 million reported in the prior year. Prior year R&D expenses reflected a one-time accrual of $2.9 million for sales and use taxes related to the construction of the Company’s PDU.
As of September 30, 2010, Rentech had cash and cash equivalents of $54.1 million on a consolidated basis. In November, REMC increased the outstanding balance of its Term Loan by $52 million, and made a prepayment of $20 million of principal on the Term Loan.
Conference Call with Management
The Company will hold a conference call on Wednesday, December 15, 2010 at 10:00 a.m. PST, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-926-5187 or 212-231-2901. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on December 15 through 12:00 p.m. PST on December 22. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21490001.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Total Revenues	$34,528	$25,797	$130,624	$186,687

Cost of Sales	26,360	18,336	105,411	125,891

Gross Profit	8,168	7,461	25,213	60,796

Operating Expenses	15,298	10,694	51,379	46,937

Operating Profit (Loss)	(7,130)	(3,233)	(26,166)	13,859

Total Other Expenses	(1,912)	(3,864)	(15,550)	(13,807)

Net Loss from Continuing Operations before Income Taxes and Equity in Net Loss of Investee Company	(9,042)	(7,097)	(41,716)	52

Income Tax Expense	2	43	11	61

Loss from Continuing Operations before Equity in Net Loss of Investee Company	(9,044)	(7,140)	(41,727)	(9)
Equity in Net Loss of Investee Company	79	84	544	84

Loss from Continuing Operations	(9,123)	(7,224)	(42,271)	(93)
Income from Discontinued Operations	1	6	9	72

Net Loss	(9,122)	(7,218)	(42,262)	(21)
Net Loss Attributable to Non-controlling Interests	94	—	94	—

Net Loss Attributable to Rentech	$(9,028)	$(7,218)	$(42,168)	$(21)

Basic and Diluted Loss per Common Share
Continuing Operations	$(0.04)	$(0.04)	$(0.20)	$0.00
Discontinued Operations	0.00	0.00	0.00	0.00

Basic and Diluted Loss per Common Share	$(0.04)	$(0.04)	$(0.20)	$0.00

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	221,731	197,022	216,069	174,445

Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA (a non-GAAP financial measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are not operating expenses. We believe that our investors may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our Statements of Cash Flows) included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in our quarterly earnings releases and investor calls, and read the reconciliation below.
Fiscal Year 2010 REMC EBITDA ($ millions)

Operating Income	$21.8
Depreciation and Amortization	10.3

EBITDA	$32.1
Fiscal Year 2011 REMC EBITDA Projection ($ millions)

Operating Income of at least:	$50.4
Depreciation and Amortization	9.6

EBITDA of at least:	$60.0
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes, and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and offers licenses for these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand and pricing for REMC’s products; the ability to execute on fiscal year 2011 budgeted activities without the need for additional financing and projected EBITDA performance at REMC. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM